Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated May 6, 2020, with respect to the consolidated balance sheets of Natura &Co Holding S.A. and subsidiaries (the Company) as of December 31, 2019 and 2018, and the related consolidated statements of income, other comprehensive income, changes in shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2019, and the related notes (collectively, the “consolidated financial statements”), incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG Auditores Independentes

São Paulo - Brazil

September 30, 2020